Exhibit 3.472
OPERATING AGREEMENT OF
ELLIS SCOTT LANDFILL MO, LLC
     This Operating Agreement is entered into as of June 5, 1997 by and between Allied Waste North America, Inc., a Delaware corporation (“N.A.”) and Allied Waste Landfill Holdings, Inc., a Delaware corporation (“Holdings”), each individually referred to herein as a “Member,” and collectively as “Members.”
     SECTION 1. DEFINITIONS; THE COMPANY
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 9.12 hereof.
     1.2 Formation. The parties hereby form the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and the Certificate of Formation.
     1.3 Name. The name of the Company is ELLIS SCOTT LANDFILL MO, LLC. The name of the Company may be changed upon the consent of the Members.
     1.4 Purpose. The purpose of the Company is primarily to engage in and conduct the business of owning and operating landfills, and to engage in any other activity permitted under Delaware law and the laws of any jurisdiction in which the Company may do business.
     1.5 Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.
     1.6 Office. The registered office of the Company within the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The registered office may be changed to any other place within the State of Delaware upon the consent of the Members. The Company may maintain a registered office in any state within which it does business at any location approved by the Members.
     1.7 Registered Agent for Service of Process. The name and address of the registered agent for service of legal process on the Company in Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The Company’s agent for service of legal process may be changed upon the consent of the Members.
     1.8 Term. The term of the Company shall commence on the date the Certification of Formation is filed in Delaware, and shall continue in perpetuity until the Company is dissolved as set forth in this Agreement.

     1.9 Certificate of Formation. The Members shall cause a Certificate of Formation to be filed in the State of Delaware. The Members shall file any amendments to the Certificate of Formation deemed necessary by them to reflect amendments to this Agreement adopted by the Members in accordance with the terms hereof. Upon the approval of the Certificate of Formation, or any amendments thereto, by the Members in accordance with this Agreement, any Member or a designee of a Member shall be authorized to execute and file such instruments with the appropriate state agencies.
     SECTION 2. MEMBERS; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Members. The name, address and Percentage Interest of each Member are set forth on Exhibit A to this Agreement.
     2.2 Contributions of Members. The Members shall contribute to the Company the cash or other assets set forth in Exhibit A to this Agreement. In conjunction with such contributions, each Member shall receive a credit to its Capital Account equal to its Capital Contribution and a Percentage Interest in the Company as set forth on Exhibit A.
     2.3 Additional Capital Contributions. No Member shall be obligated to make additional Capital Contributions to the Company, except upon the unanimous written consent of the Members.
     2.4 Limitations Pertaining to Capital Contributions.
          (a) Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Members at the time of such distribution.
          (b) Liability of Members. No Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions as provided in Sections 2.2 and 2.3 hereof and shall not be required to make any other Capital Contributions or loans to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or loans of any other Member.
          (c) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require any Member to solicit or demand Capital Contributions from any other Member.

          (d) Withdrawal. Except as provided in Section 7 hereof, no Member may voluntarily or involuntarily withdraw from the Company or terminate its interest therein without the prior written consent of the other Member. Any Member who withdraws from the Company in breach of this Section 2.4(d):
               (i) shall be treated as an assignee of a Member’s interest, as provided in the Act;
               (ii) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
               (iii) shall continue to share in distributions and allocations from the Company, on the same basis as if the Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member. The right to share in distributions granted under this Section 2.4(d) shall be in lieu of any right the withdrawn member may have under Section 18-604 of the Act to receive a distribution or payment of the fair value of its interest in the Company.
     2.5 Member Loans. Upon the approval of the Members, any Member may make loans (“Member Loans”) to the Company, which shall bear interest and be repaid on such reasonable terms and conditions as may be approved by the Members. No Member shall be required to make a Member Loan unless such Member has agreed to make such Member Loan.
     SECTION 3. DISTRIBUTIONS
     Except as otherwise provided in Section 8 hereof, Net Cash Flow, if any, shall be distributed to the Members in proportion to their Percentage Interests, at such times as may be determined by the Members.
     SECTION 4. ALLOCATIONS
     4.1 Capital Accounts. A capital account shall be maintained for each Member in accordance with the Regulations, under uniform policies established by the Members.
     4.2 Profits and Losses. Unless otherwise required by Code Sections 704(b), 704(c) or Treasury Regulations promulgated thereunder, all Profits, Losses and items thereof for each fiscal year of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests.

     SECTION 5. MANAGEMENT
     5.1 General Management Structure. Unless specifically provided otherwise herein, all decisions and actions concerning the Company and its affairs, and all matters requiring the consent or approval of the Members under this Agreement, shall be made or taken upon concurrence of a Majority in Interest of the Members. The Members shall devote such time and effort as is necessary for the management of the Company and the conduct of its business, but shall not be required to devote their full time efforts to the Company. Any party dealing with the Company shall be permitted to rely absolutely on the signature of any Member as binding on the Company, without any duty of further inquiry regarding any approval of the Members required under this Agreement.
     5.2 Delegation of Authority to Officers. The Members may designate one or more Persons as officers of the Company. The officers shall have the authority to act for and bind the Company to the extent of the authority granted to them in resolutions duly adopted by the Members on behalf of the Company. The officers of the Company may include a president, vice presidents, a secretary, a treasurer, and such other officers as the Members deem appropriate. The officers of the Company will be entitled to such compensation for their services as the Members may reasonably determine from time to time.
     5.3 Communications. The Members shall promptly advise and inform each other of any transaction, notice, event or proposal directly relating to the management and operation of the Company or to its assets which does or could materially affect, either adversely or favorably, the Company, its business or its assets.
     5.4 Indemnification. The Company, its receiver or its trustee shall defend, indemnify and save harmless the Members and their officers and directors (the “Indemnified Parties”) from and against all losses, claims, costs, liabilities and damages incurred by them by reason of any act performed or omitted to be performed by them in connection with the business of the Company, including attorneys’ fees incurred by them in connection with the defense of any action based on any such act or omission; provided, however, no Indemnified Party shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.
     SECTION 6. BOOKS AND RECORDS
     6.1 Books and Records. The Company shall maintain and preserve at its office all accounts, books and other relevant Company documents. Each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents.
     6.2 Tax Matters. N.A. is hereby appointed on behalf of the Company as the “tax matters partner” under the Code.
     SECTION 7. TRANSFER OF COMPANY INTERESTS; NEW MEMBERS
     7.1 General. No Member shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever (“Transfer”) all or any portion of its interest in the Company without the consent of the other Member. A transferee of a Member’s interest in the Company will be admitted as a Substituted Member only pursuant to Section 7.3 hereof. Any purported Transfer which does not comply with the provisions of this Section 7 shall be void and shall not cause or constitute a dissolution of the Company.
     7.2 Assignee of Member’s Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 7.1 hereof (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Section 7.3 hereof, such Person:
          (a) shall be treated as an assignee of a Member’s interest, as provided in the Act;
          (b) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
          (c) shall share in distributions and allocations from the Company with respect to the transferred interest, on the same basis as the transferring Member.
     7.3 Substituted Members. No Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of all Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.
     SECTION 8. DISSOLUTION AND TERMINATION
     8.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
          (a) The sale of all or substantially all of the Company’s assets and the collection of the proceeds of such sale;
          (b) The unanimous election by the Members to dissolve the Company;
          (c) The death, retirement, resignation, expulsion, bankruptcy or dissolution of any member (a “Dissolution Event”) if within 90 days after the occurrence of any such Dissolution Event, a Majority in Interest of the remaining Members affirmatively elects not to continue the Company; or
          (d) The entry of a decree of dissolution under Section 18-802 of the Act.

     8.2 Winding Up.
          (a) General. Following the dissolution of the Company, as provided in Section 8.1 hereof, the remaining Member(s) may participate in the winding up of the Company as provided in Section 18-803 of the Act. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          (b) Liquidation and Distribution of Assets. Upon the dissolution of the Company, the remaining Member(s), or court-appointed trustee, if there are no remaining Members, shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5 hereof. The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:
               (i) To the payment and discharge of all of the Company’s debts and liabilities, including those to Members who are creditors, to the extent permitted by law, and the establishment of any necessary reserves;
               (ii) To the Members in satisfaction of any Member Loans which have not been satisfied pursuant to Section 8.2(b)(i); and
               (iii) To the Members in accordance with Section 3.
Notwithstanding anything in Section 4 hereof to the contrary, any Profits, Losses and items thereof of the Company for the taxable year in which the liquidation of the Company occurs shall be allocated among the Members so as to adjust the Capital Accounts of the Members as closely as possible to distributions of such liquidation proceeds pursuant to the priorities set forth in this Section 8.
     8.3 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed by the Members with the Delaware Secretary of State.
     SECTION 9. MISCELLANEOUS
     9.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, or sent by facsimile transmission, or by registered or certified mail, return receipt requested, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.6 hereof, or to such other address as the Company may from time to time specify by notice to the Members in accordance with this Section 9.1, or, if to a Member, to such Member at the address for such Member set forth on Exhibit A to this Agreement, or to such other address as the Member may from time to time specify by notice to the Company and the other Members in accordance with this Section 9.1. Any such notice shall be effective upon actual receipt thereof.
     9.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns; provided that this Section 9.2 shall not be deemed (a) to authorize any Transfer not otherwise permitted under this Agreement, (b) to confer upon the assignee of a Member’s interest any rights not specifically granted under this Agreement, or (c) to supersede or modify in any manner any provision of Section 7 hereof.
     9.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
     9.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     9.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     9.6 Additional Documents. Each Member, upon the request of the other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary or appropriate to carry out the provisions of this Agreement.
     9.7 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     9.8 Delaware Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Members.
     9.9 Waiver of Action for Partition. Each of the Members waives any right that it may have to maintain any action for partition with respect to any of the Company’s property.

     9.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     9.11 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which any Member may take and all determinations which any Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Member.
     9.12 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:
     “Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, § 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Agreement” means this Operating Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.
     “Capital Account” means the capital account maintained for each Member in accordance with Section 4.1 hereof.
     “Capital Contribution” means, with respect to any Member, the amount of money and the net fair market value of property (other than money) contributed to the Company by such Member.
     “Certificate of Formation” has the meaning given that term in Section 1.9 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
     “Majority in Interest of the Members” means Members owning a simple majority of the Percentage Interests in the Company held by all Members.
     “Member” means any Person identified as a Member in the heading to this Agreement. If any Person is admitted as a Substituted Member pursuant to the terms of this Agreement, “Member” shall also be deemed to refer to such Person. “Members” refers collectively to all

Persons who are designated as a “Member” pursuant to this definition.
     “Net Cash Flow” means the gross cash proceeds to the Company from all sources, less the portion thereof used to pay or establish reserves for Company expenses, debt payments (including payments on Member Loans), capital improvements, replacements and contingencies, all as reasonably determined by the Members.
     “Percentage Interest” means a Member’s interest, expressed as a percentage, in Profits, Losses, and distributions of the Company as provided for in this Agreement. The Members’ Percentage Interests are set forth opposite their names on Exhibit A hereto.
     “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
     “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted by the Members to comply with the Regulations.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Substituted Member” has the meaning given that term in Section 7.3 hereof.
     “Transfer” has the meaning given that term in Section 7.1 hereof.
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

Allied Waste North America, Inc., a Delaware corporation
By:	/s/ Steven M. Helm
Its:	V. P. Legal

Allied Waste Landfill Holdings, Inc., a Delaware corporation
By:	/s/ Steven M. Helm
Its:	Secretary

EXHIBIT A

	Initial Capital	Percentage
Names and Addresses of Members	Contribution	Interest
Allied Waste North America, Inc.	$	99%
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Allied Waste Landfill Holdings, Inc.	$	1%
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260